Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-257605 on Form N-2A of Sweater Cashmere Fund of our report dated May 30, 2023, relating to our audit of the financial statements and financial highlights, which appear in the March 31, 2023 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 27, 2023